UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 18, 2007

OCEANFIRST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-27428	22-3412577
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation or organization)

975 HOOPER AVENUE, TOMS RIVER, NEW JERSEY 08753

(Address of principal executive offices, including zip code)

(732)240-4500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 140.13e-4(c))

ITEM 2.02	RESULTS OF OPERATION AND FINANCIAL CONDITION

On June 18, 2007, OceanFirst Financial Corp. (the “Company”) is scheduled to make a presentation to current and prospective investors. Attached as Exhibit 99.1 of this Form 8-K is a copy of the written material which OceanFirst Financial Corp. intends to provide investors and post on its website @ www.oceanfirst.com.

As of June 11, 2007, the Company had outstanding loan repurchase requests of $14.6 million and a reserve for repurchased loans of $5.5 million, a decrease from loan repurchase requests of $40.5 million and reserve for repurchased loans of $9.8 million at March 31, 2007. Since March 31, 2007, the Company has negotiated numerous cash payment settlements for claims without the requirement to repurchase the subprime loans. The Company has received only one valid claim for repurchase subsequent to May 1, 2007 for $185,000 in loan principal. The Company does not expect to record a provision to increase the reserve for repurchased loans for the quarter ended June 30, 2007.

Additionally, during the second quarter of 2007 the Company has sold or is in the process of selling $44.9 million of subprime loans and will recognize a net loss on the sale of $2.4 million. This loss will be recognized during the three months ended June 30, 2007. The remaining inventory of subprime loans held by the Company totals $2.6 million at June 11, 2007.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	EXHIBITS

The following exhibit is filed as part of this report:

99.1	Text of written presentation which OceanFirst Financial Corp. intends to provide to current and prospective investors and post on its website at www.oceanfirst.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANFIRST FINANCIAL CORP.

/S/ Michael Fitzpatrick
Michael Fitzpatrick Executive Vice President and Chief Financial Officer

Dated: June 18, 2007